EXHIBIT 99.1

First State Financial Corporation Announces Earnings of $0.14 Per Diluted Share for the Second Quarter of 2007

SARASOTA, Fla., July 19, 2007 (PRIME NEWSWIRE) -- First State Financial Corporation (Nasdaq:FSTF) reported second quarter 2007 net income of $797 thousand, or $0.14 per diluted share, as compared to $1.3 million, or $0.23 per diluted share in the second quarter of 2006. The decrease in earnings from the prior year quarterly results is attributable primarily to a $652 thousand increase in non-interest expense and a small decline in net interest income. Net interest income decreased 5% to $4.3 million for the second quarter of 2007 from $4.5 million for the second quarter 2006 primarily due to an overall increase in interest rates, partially offset by volume growth in the loan portfolio. The annualized net interest margin on a tax equivalent basis for the quarter ended June 30, 2007 was 4.14%, compared to 4.69% for the second quarter of 2006.

Net income for the six months ended June 30, 2007 was $2.1 million compared to $2.5 million for the same period of 2006. On a per diluted share basis, earnings were $0.35 for the six months ended June 30, 2007 compared to $0.42 for the same period in 2006. Net interest income for the six months ended June 30, 2007 increased to $8.9 million from $8.8 million for the same period of 2006. Non-interest expense for the six months ended June 30, 2007 was $6.3 million compared to $5.4 million for the same period in 2006. The annualized net interest margin on a tax equivalent basis for the six months ended June 30, 2007 was 4.26%, compared to 4.71% for the six months ended June 30, 2006.

"The current banking environment remains especially challenging, with compression of the net interest margin and a reduction in residential mortgage banking fees contributing to the decline in net income" said John E. "Jed" Wilkinson, President and CEO. "Most of the Company's increase in non-interest expense was planned, as First State Bank positioned itself for future growth." Wilkinson went on to say, "First State Bank expects to remain a leader among its peers in several key areas of measurement, specifically net interest margin and credit quality. The net interest margin remains above 4.00% and the percentage of delinquent loans to total loans was 0.27% as of June 30th, with non-accrual loans declining both in dollar amount and as a percentage of total loans. I am pleased with our loan growth of $21.9 million in the second quarter, after a relatively flat first quarter growth. We continue to dedicate ourselves to increasing shareholder value through quality growth of the Bank."

As of June 30, 2007, the allowance for loan losses totaled $4.6 million, or 1.14% of total loans and 589% of non-performing loans compared to $3.8 million, or 1.03% and 414% as of June 30, 2006. Annualized net charge-offs amounted to 0.12% of average loans for the quarter ended June 30, 2007 compared to annualized net charge-offs of 0.14% of average loans for the quarter ended June 30, 2006.

Non-interest expense for the second quarter of 2007 increased by approximately $652 thousand to $3.4 million, compared with $2.7 million for the second quarter of 2006, an increase of 24%. Approximately one-third of this increase was attributable to non-recurring expenses related to the departure of the Company's former CEO and professional fees related to possible expansion opportunities. To further position the Bank for continued growth, new staff and several officer positions were added over the past year. As of June 30, 2007 there were 112.5 full-time equivalent employees compared to 97 at June 30, 2006. New office space was completed to centralize certain operations and departments of the Bank, resulting in increased occupancy costs. Branch openings in Largo and Clearwater are scheduled for August and December of 2007 and new branches are planned for Venice and Sarasota in the 2nd and 3rd quarters of 2008, respectively.

Non-interest income for the second quarter of 2007 was $644 thousand compared to $735 thousand for the second quarter of 2006. The decrease from 2006 to 2007 was primarily due to a reduction in residential mortgage banking fees. To produce additional non-interest income and to further meet the needs of our customers the Bank has partnered with Infinex Financial Group a firm that provides financial planning for First State Bank customers. The Infinex Financial Group is endorsed by the Florida Bankers Association.

Total assets increased $39.1 million or 9.5% to $451.7 million as of June 30, 2007, compared with $412.6 million a year ago. Total loans grew 8.3% to $403.5 million as of June 30, 2007 compared to $372.7 million from a year ago. Total deposits increased 8.7% to $382.7 million as of June 30, 2007 from $352.1 million as of June 30, 2006.

For the second quarter of 2007, the Board of Directors of First State Financial Corporation declared a quarterly cash dividend of $0.08 per share on its common stock. The cash dividend was paid on June 29, 2007 for shareholders of record as of June 15, 2007.

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from six locations, three branches in Sarasota County and three branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

                   First State Financial Corporation
          Unaudited Summary Consolidated Statements of Income

              (in thousands, except for per share data)

                          For the quarter ended   For the period ended
                                 June 30,                June 30,
                              2007      2006          2007     2006
                            -------   -------       -------   -------

 Interest income            $ 8,481   $ 7,690       $17,139   $14,588
 Interest expense             4,189     3,172         8,276     5,827
 Net interest income          4,292     4,518         8,863     8,761
 Provision for loan loss        286       305           477       680
 Non-interest income            644       735         1,140     1,391
 Non-interest expense         3,399     2,747         6,267     5,417
 Income before income
  tax expense                 1,251     2,201         3,259     4,055
 Income tax expense             454       862         1,193     1,558
 Net income                 $   797   $ 1,339       $ 2,066   $ 2,497

 Basic earnings
  per share                 $  0.14   $  0.23       $  0.36   $  0.43
 Diluted earnings
  per share                 $  0.14   $  0.23       $  0.35   $  0.42

 Selected financial data
 (in thousands except for per share data)

                                           For the period ended
                                                  June 30,
                                             2007          2006
                                          ----------    ----------
 Average loans outstanding                $  377,377    $  352,672
 Average earning assets                   $  422,085    $  377,457
 Annualized return on average assets            0.95%         1.28%
 Annualized return on average equity            8.30%        10.96%
 Net interest margin on a fully tax
  equivalent basis                              4.26%         4.71%

 Weighted average diluted shares           5,911,408     5,903,679

                                                 At June 30,
                                             2007          2006
                                          ----------    ----------

 Book Value                                   $ 8.41        $ 7.84
 End of period shares outstanding          5,875,500     5,866,850

 Total earning assets                      $ 438,940     $ 397,833
 Total assets                              $ 451,737     $ 412,634
 Total stockholders equity                 $  49,385     $  46,006

 Net loan (charge-offs) / recoveries           ($227)        ($247)
 Non-accrual loans                             $ 782        $  926
 Non-accrual loans as a % of total loans        0.19%         0.25%

CONTACT:  First State Financial Corporation
          John E. "Jed" Wilkinson, President & CEO
          941-929-9000
          jwilkinson@firststatefl.com